Exhibit 4.5
DESCRIPTION OF FIRSTSUN CAPITAL BANCORP CAPITAL STOCK
References to “we,” “us” or “our” and the “Company” herein refer to FirstSun Capital Bancorp, a Delaware corporation.
The following description of the capital stock of FirstSun Capital Bancorp is a summary and does not purport to be complete. This summary is subject to and qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Amended and Restated Bylaws (“Bylaws”), each of which is filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2025, and to the applicable provisions of the Delaware General Corporation Law (“DGCL”).
General
Our Certificate of Incorporation authorizes the issuance of capital stock consisting of 50,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. The aggregate number of authorized shares, and the allocation between common and preferred, may be increased or decreased (but not below the number then outstanding) by the affirmative vote of a majority of the outstanding shares of our common stock.
The number of shares of common stock outstanding is set forth on the cover page of the Company’s most recent Annual Report on Form 10-K and is incorporated herein by reference. Information regarding shares of our common stock underlying outstanding equity awards and shares reserved for issuance pursuant to our equity incentive plans is set forth in the notes to the consolidated financial statements included in such Annual Report on Form 10-K and is incorporated herein by reference. No shares of preferred stock are currently outstanding.
The authorized but unissued shares of our common stock and preferred stock are available for general purposes, including, but not limited to, the possible issuance as stock dividends, use in connection with mergers or acquisitions, cash dividend reinvestments, stock purchase plans, public or private offerings, or our equity compensation plans. Except as may be required to approve a merger or other transaction in which additional authorized shares of common stock would be issued, no stockholder approval will be required for the issuance of those shares.
Common Stock
General
    Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock. All outstanding shares of our common stock are fully paid and nonassessable.
Voting Rights
In general, each outstanding share of our common stock entitles the holder to vote for the election of directors and on all other matters requiring stockholder action, and each share is entitled to one vote. The holders of our common stock possess exclusive voting power, except as otherwise provided by law or by a certificate of designation establishing any series of our preferred stock.
The Company has entered into Board Representative Letter Agreements with each of JLL/FCH Holdings I, LLC, trust stockholders associated with Mollie H. Carter, and trust stockholders associated with Karen H. Young (each, an “Investor”) that provides the Company will use its best efforts to cause an individual designated for nomination by the Investor to be elected or appointed to the board of directors of the Company and will recommend to its stockholders the election of such individual designated at the applicable stockholders’ meetings of the Company. In addition, to the extent the Investor does not have a board representative currently serving on the board of directors, the Investor may appoint an individual as a nonvoting observer to the board of directors. Such nomination and observer rights continue for so long as the applicable Investor owns at least 40% of the total shares held by the Investor as of the date of the Board Representative Letter Agreement. The Board Representative Letter

Agreements are described in greater detail in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2025, which is incorporated by reference herein.
Except with regard to the Board Representative Letter Agreements, generally, a majority of the entire board of directors shall nominate each director. There is no cumulative voting in the election of directors. Assuming a quorum is present, our directors are elected by holders of common stock by a plurality vote. Election of directors need not be by written ballot. Directors shall hold office until their successors shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.
All other questions brought before a meeting of stockholders at which a quorum is present are decided by a majority of all the votes cast at the meeting, whether cast in person or by proxy, unless the matter requires a greater number of affirmative votes under the DGCL or our Certificate of Incorporation. Our Certificate of Incorporation and Bylaws contain certain provisions that may limit stockholders’ ability to effect a change in control as described under the section below entitled “Anti-Takeover Provisions of FirstSun’s Certificate of Incorporation and Bylaws and Provisions of Delaware Law.”
Dividend, Liquidation and Other Rights
Subject to all rights of holders of any other class or series of stock, holders of common stock are entitled to receive dividends if and when our board of directors declares dividends out of funds legally available therefor. Dividends may only be declared by the board of directors, and the board’s ability to declare dividends is subject to limitations under applicable law and regulation. If we issue preferred stock, the holders of such preferred stock may have a priority over the holders of common stock with respect to dividends.
If we voluntarily or involuntarily liquidate, dissolve or wind up, holders of our common stock are entitled to share equally and ratably in our assets legally available for distribution after payment of, or adequate provision for, all of our debts and liabilities. These rights are subject to the preferential liquidation rights of any series of our preferred stock that may then be outstanding.
Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to purchase or subscribe for any of securities of the Company.
Preferred Stock
    Our Certificate of Incorporation provides that our board of directors may issue, without stockholder approval, preferred stock in one or more series, and, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.
    The description of the shares of each series of preferred stock, including the powers, preferences and relative participation, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series will be set forth in resolutions adopted by our board of directors and in an amendment to our Certificate of Incorporation filed as required by the DGCL. Accordingly, our board of directors, without stockholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of our common stock and, under certain circumstances, discourage an attempt by others to gain control of the Company.
    The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, the Company’s future capital needs, then existing market conditions and other factors that, in the judgment of our board of directors, might warrant the issuance of preferred stock.

Quorum of the Board and Manner of Acting
    Under our Certificate of Incorporation and Bylaws, a majority of the entire board of directors constitutes a quorum at any meeting. Unless otherwise required by law, our Certificate of Incorporation and Bylaws, the act of a majority of the board of directors present at which a quorum is present constitutes the act of the board.
Corporate Opportunities
Under Article VIII of our Certificate of Incorporation, to the fullest extent permitted by law, each “Specified Stockholder” (as defined therein), its affiliates, and, if applicable, any Specified Stockholder Board Member (in such person’s capacity as an employee or officer of the Specified Stockholder) has no duty to refrain from engaging in the same or similar business activities or lines of business as the Company, is not required to present corporate opportunities to the Company or its subsidiaries, and may pursue such opportunities for its or their own account. Acts or omissions by such persons in accordance with Article VIII will not be deemed contrary to any fiduciary duty owed to the Company or its stockholders.
Amending FirstSun’s Certificate of Incorporation or Bylaws
Certificate of Incorporation
    Any provision of our Certificate of Incorporation may be amended, altered, changed or repealed in accordance with the DGCL; provided that holders of at least 66 2/3% of the outstanding shares of our capital stock entitled to vote must approve changes to the provisions in our Certificate of Incorporation regarding the limitation of liability and indemnification of officers and directors and the amendment provision of the Certificate of Incorporation.
Bylaws
    The Bylaws may be amended or repealed by our board of directors or the stockholders in accordance with the DGCL and the Certificate of Incorporation.
Anti-Takeover Provisions of FirstSun’s Certificate of Incorporation, Bylaws, Stockholders’ Agreement and Provisions of Delaware Law
Our Certificate of Incorporation and Bylaws, in addition to the DGCL, contain certain provisions that might be deemed to have a potential “anti-takeover” effect. The following description of certain provisions of our Certificate of Incorporation, Bylaws and the DGCL that may have anti-takeover effects is a summary only and is subject to, and is qualified by reference to, applicable provisions of our Certificate of Incorporation and Bylaws, as well as applicable provisions of the DGCL.
Composition of the Board of Directors. Our Certificate of Incorporation provides that the Company must not have less than one nor more than 15 directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of the majority of the board of directors.
Under the Board Representative Letter Agreements, the applicable Investors have the exclusive right to designate nominees for election three board seats in each case, so long as certain stock ownership thresholds are maintained. Except with regard to the Board Representative Letter Agreements, generally, a majority of the entire board of directors shall nominate each director.
   Removal of Directors. Our Certificate of Incorporation provides that no director may be removed by the stockholders except as provided by applicable law or the Bylaws. Our Bylaws provide that a director may be removed with or without cause by the affirmative vote of holders of at least 50% of the votes entitled to be cast in the election of directors.
Ability to Call a Special Meeting. Special meetings of stockholders may be called at any time by the Chairman or the Chief Executive Officer and are required to be called by the Secretary upon the written request of

(i) a majority of the Board of Directors or (ii) stockholders entitled to cast thirty percent (30%) of the votes at the meeting. No other persons may call a special meeting.
Action by Written Consent. Unless expressly prohibited by law, the Certificate of Incorporation or the Bylaws, stockholders may act without a meeting if the action is taken by written consent signed or transmitted by stockholders holding at least the minimum number of votes that would be necessary to approve such action at a meeting. Prompt notice of such action must be given to stockholders who did not consent.
Absence of Cumulative Voting. There is no cumulative voting in the election of our directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his, her or its votes for one nominee or disperse his, her or its votes among nominees as the stockholder chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation’s board of directors.
Authorized and Unissued Shares. Upon the affirmative vote of at least a majority of the entire board of directors, the authorized but unissued shares of common stock and “blank check” preferred stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company’s management.
Business Combinations under Delaware Law. The Company has not opted out of Section 203 of the DGCL in its Certificate of Incorporation. Under Section 203 of the DGCL, subject to exceptions, the Company is prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. For this purpose, subject to certain exceptions, an “interested stockholder” generally includes holders of 15% or more of our outstanding stock. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with its board of directors. These provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
 Effect of Anti-Takeover Provisions
The foregoing provisions of our Certificate of Incorporation, Bylaws and Delaware law could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock. In addition, such provisions may make the Company less attractive to a potential acquirer and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.
Our board of directors believes that the provisions described above are prudent and will reduce the Company’s vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. Our board of directors believes that these provisions are in its best interests and the best interests of our stockholders. In the board of directors’ judgment, the board of directors is in the best position to determine the Company’s true value and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, the board of directors believes that it is in the Company’s best interests and in the best interests of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.
Despite the board of directors’ belief as to the benefits of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Our board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.
Registration Rights Agreements
On June 19, 2017, the Company entered into a registration rights agreement (“2017 Registration Rights Agreement”) with certain stockholders pursuant to which it is obligated to register the sale of shares of our common stock owned by the stockholders party to the agreement under certain circumstances. These rights include “demand” registration rights requiring the Company to register the sale of shares of a specific stockholder, and they may be exercised at any time, subject to the provisions of the 2017 Registration Rights Agreement. The Company has filed and has an effective registration statement covering the resale of such shares for certain specific stockholders. The 2017 Registration Rights Agreement is described in greater detail in the Company’s most recent Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 7, 2025.
    In January 2024, the Company entered into a registration rights agreement (“2024 Registration Rights Agreement”) with certain funds managed by Wellington Management Company, LLP pursuant to which the Company agreed to register the resale of the shares issued in the transaction. The Company has filed and has an effective registration statement covering the resale of such shares. The 2024 Registration Rights Agreement also contains customary ongoing registration cooperation, updating and indemnification provisions. The 2024 Registration Rights Agreement is described in greater detail in the Company’s most recent Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 7, 2025.